EXHIBIT 10.1


                                LOUIS J. GIRAUDO
================================================================================



                                                                February 4, 2008



To the Board of Directors
  of Overhill Farms, Inc.
C/o Mr. James Rudis
Chairman, Chief Executive Officer and President
2727 East Vernon Avenue
Vernon, California 90058


         I have decided to resign from the Board of Directors of Overhill Farms, Inc. (the "Company"), effective as of the date of this letter.

         I take this action as a result of my disagreement with the failure of the Company and its Board of Directors to respond appropriately to indications of interest from GESD Capital Partners ("GESD") and a financial partner, in the acquisition of all of the outstanding stock of the Company for a cash price of $4.40 per share (copies of which indications of interest are attached). The failure of the Company's Board of Directors to timely pursue this opportunity which would provide to the Company's shareholders immediate liquidity at a significant premium to the current market price is conduct with which I disagree. I submit this letter in respect of my capacity as a director, and not as a partner in GESD.

         I remain hopeful that the Company and its Board of Directors will proceed with the negotiation and pursuit of the possible transaction to provide Company shareholders with the opportunity for immediate cash at a premium valuation. I wish you well.

                                                          Respectfully,

                                                          /s/ Louis J. Giraudo
                                                          ----------------------

                                                          Louis J. Giraudo


         Attachments


================================================================================
              221 Main Street, Suite 1450, San Francisco, CA 94122

                         Citicorp Venture Capital       GESD Capital Partners
                         399 Park Avenue                221 Main Street
                         14th Floor                     Suite 1450
                         New York, NY 10022             San Francisco, CA 94105

                                                                 January 9, 2008

STRICTLY CONFIDENTIAL
---------------------


Board of Directors of Overhill Farms, Inc.
c/o Mr. James Rudis
Chairman, Chief Executive Officer and President
Overhill Farms Inc.
2727 East Vernon Avenue
Vernon, California 90058


Dear Ladies and Gentlemen:

         On behalf of Citicorp Venture Capital ("CVC") and GESD Capital Partners ("GESD", and together with CVC and each party's assigns, the "Purchasers"), we are pleased to inform you we are interested in exploring the acquisition of all of the outstanding common stock of Overhill Farms Inc. (the "Company") for a cash price of $4.00 per share, representing more than a 40% premium above the current trading price. We believe this price is very attractive to public shareholders and allows them to recognize immediate and significant cash value upon consummation of a transaction as compared to remaining holders of the Company's public stock.

         In order to complete our evaluation, the Purchasers and our advisors will require access to the Company's senior management, internal financial information and business information. We are prepared to commence our due diligence investigations immediately and work together towards consummation of a definitive transaction as quickly as possible. Furthermore, our extensive knowledge of the Company and its industry will allow us to promptly assess the Company's business, operations and strategies and to make and complete an acquisition proposal within 45 days after the date the Company executes and returns this letter.

         Should we consummate a transaction, we anticipate the current workforce will stay intact and the Company's senior management will be retained and offered the opportunity to participate in the transaction through direct investment on an equal basis with the Purchasers. Additionally, it is the practice of the Purchasers to install equity related incentive plans in their portfolio companies that enable management to earn additional ownership in the Company over time.

         Our acquisition of the Company requires financing in the form of bank debt and equity. We have spoken with several financing sources who have expressed significant interest in underwriting the debt financing for us. The balance of the required funding will be in the form of equity and other securities which will be purchased by Purchasers and other participants in the transaction.

         We believe premature public disclosure of our interest would severely disrupt the Company's business and its relationships with customers and employees and would possibly require significant disclosure of confidential information to actual and potential competitors without any assurance of achieving a satisfactory result for the Company's shareholders. As a result, we would request the opportunity to negotiate with the Company on an exclusive and

Overhill Farms Inc.                                   Thursday, January 10, 2008
Indication of Interest


confidential basis for the next 45 days. By dealing exclusively with CVC and GESD, the Company can determine whether it can obtain a fair and attractive price for the Company without such disruptions. Consequently, by signing below and returning this letter to either of the undersigned on or before January 15, 2008, you agree that any negotiations regarding a potential transaction involving the Company will be conducted with the Purchasers on an exclusive and confidential basis for forty-five (45) days after the date that you execute and return this letter. You should understand, however, that disclosure of this letter or of its contents would be in violation of Purchasers' Non-Disclosure Agreement with the Company and would, in all likelihood, cause Purchasers to terminate their interest in consummating a transaction with the Company.

         In addition, to assure the board that negotiating an acquisition agreement with us will not foreclose the possibility of achieving even greater value for the Company's shareholders, we are amenable to having the acquisition agreement permit the Company to consider more attractive alternative transactions and to terminate our agreement to accept a superior proposal, subject to the payment of a customary break-up fee and the reimbursement of our expenses. We realize that the board will need to consider with its advisors how the Company should proceed. After that discussion, if you are interested in exploring a potential transaction with CVC and GESD, we and our advisers are prepared to immediately commence due diligence and work speedily towards the consummation of a definitive agreement.

         It is expressly understood that (1) this letter is not intended to, and does not, create or constitute a decision or an agreement to consummate an acquisition or to enter into a definitive agreement for such purpose, and (2) the parties will have no rights or obligations of any kind whatsoever in respect of the proposed acquisition by virtue of this letter or any other written or oral expression by our respective representatives unless and until definitive agreements are executed and delivered in relation thereto; provided that the respective obligations of the parties relating to exclusivity and confidentiality will be binding upon the parties where the Company has signed and returned a copy of this letter in the manner provided below.

         We are excited about the prospect of a transaction with the Company and look forward to hearing from you. If you are in agreement with the foregoing, please so indicate by signing this letter in the space set forth below and returning a signed copy to either of the undersigned on or before January 15, 2008. Should you have any questions or comments concerning this letter, please feel free, at your convenience, to contact Alex Coleman (212-559-0103), Lou Giraudo (415-477-8204), Martin McNulty (212-559-0326) or Dan Stromberg (415-477-8211).


Sincerely,


Citicorp Venture Capital,                      GESD Capital Partners
A unit of Citigroup Alternative
Investments LLC

By: /s/ Alexander P. Coleman                   By: /s/ Louis J. Giraudo
    ----------------------------                   ----------------------------
    Alexander P. Coleman                           Louis J. Giraudo
    Managing Partner                               Co-Founder & Partner


                                     2 of 3

Overhill Farms Inc.                                   Thursday, January 10, 2008
Indication of Interest



Accepted and agreed to as of the date of   ________
Overhill Farms Inc.




By:  ____________________

Name:
Title:



                                     3 of 3

                         Citicorp Venture Capital       GESD Capital Partners
                         399 Park Avenue                221 Main Street
                         14th Floor                     Suite 1450
                         New York, NY 10022             San Francisco, CA 94105



                                                                February 1, 2008

Special Committee of the Board of Directors of
  Overhill Farms, Inc.
c/o Mr. Alexander Rodetis, Jr.
Chairman of the Special Committee
c/o Overhill Farms, Inc.
2727 East Vernon Avenue
Vernon, California 90058

                Re:   PROPOSED ACQUISITION OF OVERHILL FARMS, INC.
                      --------------------------------------------

Dear Gentlemen:

         Thank you for your response letter dated January 22, 2008. On behalf of Citicorp Venture Capital ("CVC") and GESD Capital Partners ("GESD", and together with CVC and each party's assigns, the "Purchasers"), we submit the following revised proposal regarding the acquisition (the "Acquisition") of all of the outstanding common stock of Overhill Farms, Inc. (the "Company").

         Our proposal is as follows:

1. PURCHASE PRICE. Based upon the publicly available financial and other information we have reviewed to date and our understanding of the Company's business and industry, we propose to acquire all of the outstanding common stock of the Company at a price of $4.40 per share, representing more than a 65% premium above the current trading price.

2. FINANCING. CVC, founded in 1968, has successfully completed hundreds of transactions in a variety of industries utilizing billions of dollars in capital market financing. CVC is focused on small and middle market transactions and is a wholly owned affiliate of Citi, the largest financial institution in the world with over $1.5 trillion in assets. Furthermore, GESD Capital Partners, founded in 1998, has been highly acquisitive, particularly in the food space, having partnered with numerous financing sources. The Purchasers have consulted with multiple financing sources who have expressed significant interest in

Overhill Farms, Inc.
February 1, 2008


underwriting the debt financing for this transaction and who are ready to move forward should we be provided the opportunity to do so. As such, consummation of the Acquisition would not be subject to any financing condition.

3. MANAGEMENT PARTICIPATION. We look forward to working with management, and intend to employ compensation mechanisms for employees that include salary and cash bonuses consistent with industry practices. We would expect that the members of the Company's senior management would co-invest along side the Purchasers in connection with the Acquisition on the same relative economic basis as CVC and GESD. We would also anticipate that management would participate in an equity incentive plan that would comprise up to 10% of the common equity of the buyer entity or its parent, subject to vesting parameters to be agreed. We do not anticipate that negotiations with management would delay or prevent the execution of a definitive merger agreement or affect the value that our proposal offers to the Company's shareholders.

4. DEFINITIVE AGREEMENTS. We are prepared to immediately begin negotiations with respect to a definitive merger agreement with the Company and, subject to our satisfaction with our confirmatory due diligence, wish to enter into such an agreement as expeditiously as possible (and in any event within thirty (30) days of your acceptance of this letter). The definitive merger agreement would include a standard fiduciary out provision, which would be applicable if the Company is presented with an unsolicited superior proposal from a third party bidder. Subject to our satisfaction with our confirmatory due diligence, the definitive merger agreement would include standard conditions for a public company acquisition, such as (i) shareholder approval of the merger, (ii) receipt of clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other material regulatory approvals, (iii) the absence of any injunctions or other legal restraints that would restrict or prohibit consummation of the Acquisition, (iv) a bring down of the Company's representations and warranties (generally qualified by an aggregate material adverse effect standard), (v) covenant compliance (qualified by materiality) and (vi) customary closing certificates regarding the bring down of the Company's representations and warranties, covenant compliance and the absence of a material adverse effect.

5. CONFIRMATORY DUE DILIGENCE REQUIREMENTS. This Letter of Intent is based on our review of public information to date. The Purchasers must complete confirmatory due diligence, including but not limited to: (i) completing an accounting review by Ernst & Young LLP; (ii) completing environmental engineering and operations reviews; (iii) legal due diligence including (but not limited to) contracts, regulatory, litigation, tax, employee benefits and intellectual property reviews; (iv) interviews with certain major customers, and
(v) insurance and benefits reviews. The Purchasers' primary areas of confirmatory due diligence are set forth on EXHIBIT A to our letter.

Overhill Farms, Inc.
February 1, 2008

6. TIMING. We anticipate that we would be in a position to complete our due diligence and finalize a definitive merger agreement within thirty (30) days from your acceptance of this letter. Other than clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and subject to obtaining SEC clearance for the proxy relating to the shareholder vote on the merger, we are not aware of any material governmental approvals required in connection with the consummation of the Acquisition.

7. EXCLUSIVE DEALINGS. Unless this letter has been terminated by mutual agreement of the parties hereto, from and after the date of your acceptance hereof, and for a period of thirty (30) days after such date, or, if later, until such time as negotiations between the parties are terminated (the "Exclusivity Period"), the Company will not, and will not permit its, its subsidiaries' or its affiliates' officers, directors, employees, members, agents or representatives (the "Company Representatives") to, directly or indirectly solicit or encourage in any manner, or discuss or otherwise communicate with any other party regarding, or agree to, a sale or other disposition of any or all of the assets or stock of, or a merger, consolidation or recapitalization of, the Company (or any of its subsidiaries) (an "Alternative Transaction") or provide any information to any other party in connection with any such Alternative Transaction. The Company will promptly communicate to us the terms of any inquiries, communications or proposals that it may receive in respect of any such Alternative Transaction and the Company will be responsible for the breach of the provisions of this paragraph 7 by any of the Company Representatives. If the Company or any of the Company Representatives receives a proposal from a third party bidder during the Exclusivity Period regarding an Alternative Transaction, and the Company subsequently enters into or announces an Alternative Transaction during the period beginning on the date of your acceptance of this letter and ending on the ninetieth (90th) day following the termination of the Exclusivity Period, the Company agrees to reimburse the Purchasers and their respective affiliates for all of their reasonable out-of-pocket costs and expenses incurred in connection with pursuing a potential transaction with the Company.

8. ACCESS TO INFORMATION. From and after the date hereof and until the later of the expiration of the Exclusivity Period or the termination of negotiations relating to the Acquisition between us and the Company, upon reasonable notice and during normal business hours, the Company will grant us, our financing sources and our respective agents, employees and designees full and complete access to the books and records and personnel of the Company and its subsidiaries.

9. GOVERNING LAW. This letter shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to its conflicts of laws provisions to the extent that such provisions would cause the application of the laws of any other jurisdiction.

Overhill Farms, Inc.
February 1, 2008

10. LETTER NON-BINDING. Except for the matters contained in paragraphs 7 through 9 above and this paragraph 10, this letter does not create an agreement, agreement to agree or negotiate or other binding legal obligation or commitment on any party but merely represents the present intentions of the parties. A binding commitment with respect to the Acquisition will result only from the execution of a definitive merger agreement, subject to any conditions expressed therein.

11. EXPIRATION. This proposal will expire at 5:00 p.m., New York City time, on Monday, February 4, 2008 unless an executed copy of this letter is returned to either or both of us (including by facsimile or PDF transmission) prior to such time.

                  [Remainder of Page Intentionally Left Blank]

Overhill Farms, Inc.
February 1, 2008


         We appreciate your attention given to this proposal. We are enthusiastic about this opportunity and look forward to proceeding to the next step in the acquisition process.

         We are excited about the prospect of a transaction with the Company and look forward to hearing from you. If you are in agreement with the foregoing, please so indicate by signing this letter in the space set forth below and returning a signed copy to either or both of the undersigned before 5:00 p.m., New York City time, on Monday, February 4, 2008. Should you have any questions or comments concerning this letter, please feel free, at your convenience, to contact Alex Coleman (212-559-0103), Lou Giraudo (415-477-8204), Martin McNulty (212-559-0326) or Dan Stromberg (415-477-8211).

                                         Very truly yours,


Citicorp Venture Capital,                               GESD Capital Partners
A unit of Citigroup Alternative
Investments LLC

By: /s/ Alexander P. Coleman                   By: /s/ Louis J. Giraudo
    ----------------------------                   ----------------------------
    Alexander P. Coleman                           Louis J. Giraudo
    Managing Partner                               Partner
    E-mail: alexander.coleman@citi.com             E-mail: loug@gesd.net
    Facsimile: (212) 793-5529                      Facsimile. (415) 495-8211




Acknowledged and agreed:


Overhill Farms, Inc.




By: ______________________
Name:
Title:

Overhill Farms, Inc.
February 1, 2008


EXHIBIT A
---------
AREAS OF DUE DILIGENCE FOCUS

FINANCIAL AND TAX (ERNST & YOUNG LLP)
-------------------------------------
         o    Quality of Earnings Review
         o    Review of customer margins
         o    Review of cost structure including manufacturing and SG&A
         o    Review of plant utilization and capital investment
         o    Walkthrough of management's 2008 budget
         o    Review of audit work papers
         o    Review of tax filings and compliance
         o    Customer interviews

LEGAL REVIEW (ROPES & GREY)
---------------------------
         o General commercial contract review including review of customer contracts
         o Review of compliance status with applicable regulatory agencies (including health and safety and environmental, among others)
         o    Litigation review
         o    Review of intellectual property
         o    Merger agreement drafting

INSURANCE (AON)
---------------
         o    Review of current insurance policies and exposures

EMPLOYEE BENEFITS (AON)
-----------------------
         o    Review of current benefits plans
         o    Review of collective bargaining agreement
         o    Review of current employee matters

ENVIRONMENTAL TBD
-----------------
         o    Review of current environmental compliance and potential exposures